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                                                                Exhibit 10.19


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                     Wheeling-Pittsburgh Steel Corporation
                            a metal products company


JAMES E. MULDOON                                          PHONE:   304 234 2360
VICE PRESIDENT                                            FAX:     304 234 2261
BUSINESS DEVELOPMENT



                                December 23, 2004

William E. Hornberger
Executive Vice President
Severstal North America, Inc.
3001 Miller Road
P.O. Box 1699
Dearborn, MI 48121

         This letter will confirm that Wheeling-Pittsburgh Steel Corporation, a Delaware corporation ("WPSC"), and Severstal North America, Inc., a Delaware corporation ("SNA"), are in discussions to form a Delaware limited liability company (the "Company") to be owned by both of them or their affiliates for the production of coke and coke related products. In this letter, WPSC and SNA are sometimes called individually a "Party" and collectively the "Parties," and the proposed transactions between them are sometimes called the "Proposed Project."

         The Parties wish to commence structuring and negotiating definitive written agreements providing for the Proposed Project (the "Definitive Agreements"). To facilitate the negotiation of the Definitive Agreements, the Parties request that WPSC's counsel continue its preparation of initial drafts. The execution of any such Definitive Agreements would be subject to the satisfactory completion of each Party's ongoing investigation of the other and would also be subject to approval by each Party's board of directors.

         The general terms of the Proposed Project are set forth in the Term Sheet attached hereto as Exhibit A (the "Term Sheet"). The Term Sheet is fully incorporated into this letter by reference. The Term Sheet generally provides that the Parties would form the Company under Delaware law and would have only two members, SNA, or its affiliate, and WPSC. As part of the Proposed Project, WPSC would contribute its coke producing batteries and related facilities and assets located at its facility in Follansbee, West Virginia (the "Coke Facilities") and SNA would deliver cash to WPSC and make cash contributions to the Company over time. The Term Sheet does not, however, represent all "essential" terms of the Proposed Project.

         Except for the provisions provided below, this letter does not constitute a binding agreement by the Parties and no Party shall have any rights, duties or obligations hereunder, including without limitation, any obligation to enter into Definitive Agreements relating the Proposed Project or any obligation to negotiate in good faith or otherwise. However, the Parties acknowledge that the following provisions (the "Binding Provisions") are legally binding and enforceable agreements of the Parties.

         During the period from the date this letter is signed by both Parties until the earlier of (i) the date on which either Party provides the other Party with written notice that negotiations toward the Definitive Agreements are terminated and (ii) March 31, 2005 (the earlier of (i) and (ii), the "Termination Date"), WPSC will afford SNA with access to its personnel, properties, and records related to the Proposed Project, subject to the terms of the confidentiality agreement dated February 12, 2004 between WPSC and SNA (the "Confidentiality Agreement").


                   1134 MARKET STREET, WHEELING, WV 26003-2906

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         Until the Termination Date, WPSC will not solicit or entertain offers from or negotiate any proposal or arrangement of any other person relating to the formation of a joint venture to acquire the Coke Facilities. Notwithstanding the foregoing, nothing in this letter will prohibit WPSC or its affiliates from pursuing any financing activities, any sales of securities, any sales of assets, a sale of all or substantially all its assets or other general corporate activities, even if the pursuit of such activities would result in the termination of this letter.

         Until the date six months after the Termination Date, SNA and its affiliates and representatives will not, directly or indirectly, without the prior written consent of WPSC duly authorized by a majority of its Board of
Directors: (i) acquire, directly or indirectly, by purchase or otherwise, any securities of Wheeling Pittsburgh Company ("WPC"), (ii) solicit proxies in opposition to the recommendation of the majority of the directors of WPC with respect to any matter, (iii) take any action to acquire or affect control of WPC or to encourage or assist any other person to do so, or (iv) initiate, propose or otherwise solicit WPC shareholders for the approval of one or more shareholder proposals at any time, or induce or attempt to induce any other person to initiate any shareholder proposal.

         Except as and to the extent required by law (including federal securities laws and the rules and regulations of the Nasdaq National Market), without the prior written consent of the other Party, no Party will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions or other aspects of the transaction proposed in this letter. If a Party is required by law to make any such disclosure, it must first provide to the other Party with notice of such disclosure. Notwithstanding the foregoing, SNA acknowledges and agrees that WPSC will disclose the existence of this letter and certain terms set forth in this letter and the Term Sheet upon the execution of the letter, as WPSC deems necessary to comply with the federal securities laws.

         Each Party will be responsible for and bear all of its costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Proposed Project.

         Except for (i) the Confidentiality Agreement and (ii) the letter agreement dated November 22, 2004 between WPSC and SNA regarding the sale of coke if the Proposed Project is not consummated, the Binding Provisions constitute the entire agreement between the Parties and supersede all prior oral or written agreements, understandings, representations and warranties and courses of conduct and dealing between the Parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the Parties.

         The Binding Provisions will be governed by and construed in accordance with laws of the State of Delaware, excluding its conflict of laws rules. The Parties hereby submit to the exclusive jurisdiction of the state and federal courts located in the state of Delaware. The Parties acknowledge that they would be irreparably damaged by a breach of a Binding Provision and would not be adequately compensated by monetary damages for any such breach. Therefore, in addition to all other remedies, the Parties shall be entitled to injunctive relief and/or specific performance from any court having jurisdiction to restrain any violation (actual or threatened) of the Binding Provisions without the necessity of (a) proving monetary damages or the insufficiency thereof, or
(b) posting any bond in regard to any injunctive proceeding.




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         Except for the Binding Provisions, the Parties acknowledge that the provisions of this letter are intended only as an expression of intent on behalf of either Party, are not intended to be legally binding on either Party under any law of any country and are expressly subject to the execution of appropriate Definitive Agreements. Moreover, except as expressly set forth in the Binding Provisions (or as expressly provided in any binding written agreement that the Parties may enter into in the future), no past or future action, course of conduct or failure to act relating to the Proposed Project, or relating to the negotiation of the terms of the Proposed Project or any Definitive Agreements, will give rise to or serve as a basis for any obligation or other liability on the part of either Party.

This letter may be executed in one or more counterparts, each of which will be deemed to be an original of this letter and all of which, when taken together, will be deemed to constitute one and the same letter.

         If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our understanding with respect to its subject matter.

                                            Very truly yours,


                                            /s/ James E. Muldoon

                                            James E. Muldoon
                                            Vice President, Business Development





Duly executed and agreed as to the
Binding Provisions on December 23, 2004

Severstal North America, Inc.

/s/ William E. Hornberger
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William E. Hornberger
Executive Vice President